                                                                    Exhibit 10.8


                                                        Seller TPA No.__________
                                                         Buyer TPA No.__________

                             TERM PURCHASE AGREEMENT


AGREEMENT made this 7/25/95 between ANALOG DEVICES, INC. having a principal place of business at Norwood, MA (hereinafter Seller) and MERCURY COMPUTER SYSTEMS, INC., Chelmsford, MA (herein-after Buyer).

1.       TERM

Unless earlier terminated as provided herein, this Agreement shall commence on the effective date hereof and continue thereafter for a period of three (3) years. During the term, Buyer will exert its best efforts to purchase and Seller agrees to sell the quantity of semiconductor devices set forth on the attached Schedule. Purchases credited against this Agreement will be only those entered during the effective term with shipment scheduled according to the acknowledged Market Leadtime.

2.       PRICES

The prices for the applicable quantity of all devices purchased hereunder shall be set forth on the Schedule attached hereto and made a part hereof Said prices shall remain firm for the term of three years. Seller reserves the right to renegotiate pricing should Buyer fail to meet the scheduled shipments as detailed in Section 4.

If this Agreement is renewed beyond three (3) years, the devices, quantities and prices on the attached Schedule shall be subject to review, adjustment or renegotiation for each succeeding period. Any changes shall be negotiated within thirty (30) days before or after the expiration of each period.

3.       CANCELLATION/TERMINATION

Buyer may cancel orders placed in accordance with the provisions of this Agreement subject to the following restrictions and the SHIPMENT SCHEDULE detailed in Item 4.

         STANDARD PRODUCT

         Cancellation of standard product (resalable in its original condition) without charge back requires written notice to Seller sixty (60) days or more prior to the scheduled ship date.



         If Buyer terminated individual orders in whole or in part because of Seller's failure to deliver acceptable units in accordance with the requirements and terms of this Agreement,




          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         the undelivered quantity shall be applied against the total quantities of this Agreement in the same manner as if the purchase transaction had actually been completed.

4.       SCHEDULED SHIPMENTS

Buyer agrees to place orders and accept shipments, contingent upon Buyer's written acceptance of the semiconductor devices to Seller's production design specifications, for a minimum of the following, as further described in the attached Schedule of Pricing:

1.       * units within one (1) year of Buyer's written acceptance.
2. * additional units (or * cumulative units) within two (2) years of Buyer's written acceptance.
3. * additional units (or * cumulative units) within three (3) years of Buyer's written acceptance.

Written notice shall be given sixty (60) days or more prior to rescheduling orders. Seller will accommodate pull-ins on a best effort basis

5.       MINIMUM ORDER

The minimum order or release hereunder shall be * units per purchase order. Preproduction quantities may be released in smaller increments based on Buyer's needs.

6.       MARKET LEADTIME

Leadtimes for product covered in the Schedule will be eight (8) weeks.

7.       FORECAST

Buyer will provide Seller each month with a forecast of unit demand, on a best effort basis, for a rolling six month window.

8.       ADDITIONS

By mutual agreement of Buyer and Seller, additional quantities, devices and schedules may be added during the term of this Agreement.


*Information omitted for confidential treatment.

9.       AUTHORIZED PURCHASES

Only bonafide divisions, wholly-owned or majority owned subsidiaries of Buyer, may enter purchase orders with Seller under the terms of this Agreement. Such purchases shall be credited against this Agreement.

10.      CONDITION OF SALE OR PURCHASE

Conditions governing purchases hereunder shall be this Agreement, together with Analog's standard terms of sale modified herein as follows:

         Item IA: Price adjustment, is nullified by the Purchase Agreement since prices will remain fixed for 3 years.

         Item 2. Delete the requirement for a finance charge on overdue payments.

         Item 3B: Delete the requirement that the Buyer grants to Analog Devices security interest.

         Item 3E: Second sentence is deleted. Buyer shall have the right to terminate the contract should shipments be delayed by more than 30 days.

         Item 7b:          Table I modified as follows:
                           0-30 days        *% charge
                           31-60 days       *% charge
                           61 and over      *%

         Item 7d.          Restocking fee modified to *%

Other applicable conditions shall be those mutually agreed upon as they relate to specific orders at the time of entry and acknowledgment. Additional or superseding conditions to this Agreement shall be incorporated only be amendment or a separate agreement duly executed.

11.      TERMS OF SALE

All deliveries will be made F.O.B. Seller's point of shipment. Each such delivery will be separately invoiced and payment shall be due and payable without regard to other deliveries.

12.      EXPORT/REEXPORT

Buyer agrees that it will not in any form export, re-export, resell, ship or divert or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any product or technical data or software furnished hereunder or the direct product of such technical data or software to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other governmental approval without first obtaining such license or approval.


*Information omitted for confidential treatment.

13.      DISTRIBUTOR PARTICIPATION

When the Buyer has critical and urgent need and Seller unable to accept Buyer's purchase order(s) for standard product incorporated within this Agreement, Buyer will have the option of placing required order(s) through Seller's authorized distributor outlet(s) at prices negotiated with such outlet(s) to cover service rendered. Such quantities so purchased shall be accrued against this Agreement. This provision shall apply to Buyer's domestic divisions and subsidiaries only. Non-USA distributor participation shall be subject to negotiation and mutual agreement of the respective international buying and selling locations.

14.      PRODUCT CHANGE NOTIFICATION

If during the term of this Agreement, Seller proposes to change any product covered by this Agreement which would materially affect form, fit or function or supersede the current die revision, Seller shall notify Buyer in writing sixty
(60) days prior to implementation of such change. Further, Seller shall not ship such product until authorized by Buyer in writing. In the event that it is determined that the change is not acceptable to Buyer, then the item will be dispositioned in accordance with Item 15, Product Discontinuance.

15.      PRODUCT DISCONTINUANCE

If, during the term of this Agreement, Seller deems it necessary to withdraw on a product offering, any of the products specified in this Agreement, Seller shall notify Buyer in writing a minimum of one hundred and eighty (I 80) days prior to such withdrawal. Buyer, within such one hundred and eighty (I 80) day period, shall then have the option to place additional noncancelable orders for such products with delivery up to one (1) year from date of order.

16.      NOTICES

Written notices hereunder are deemed to be given when telexed, faxed or air mailed first class, postage prepaid to the addresses of the parties set forth herein, or such other addresses shall be furnished in writing, by either party.

This Agreement supersedes any previous agreements, either oral or written, relating to the subject matter herein. No alterations or modifications to this Agreement shall be binding upon either Buyer or Seller unless made in writing and signed by an authorized representative of each.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed by their duly authorized representatives as of the day and year first written herein.


SELLER:                                 BUYER:

ANALOG DEVICES, INC.                    MERCURY COMPUTER SYSTEMS, INC.


By /s/                                  By  /s/
   -------------------------------          ------------------------------------
   (authorized signature                    (authorized signature

TITLE: Senior Sales Engr.               TITLE: Vice President & CFO
       ---------------------------             ---------------------------------

DATE: 7/25/95                           DATE: 7/25/95
      ----------------------------            ----------------------------------

                               SCHEDULE OF PRICING



Quantity                      Item                       Unit Price
--------                      ----                       ----------

   [*]                        [*]                            [*]
   [*]                        [*]                            [*]
   [*]                        [*]                            [*]

                              [*]                            [*]



*Information omitted for confidential treatment

                                 ANALOG DEVICES
                              TERMS AND CONDITIONS



1.      PRICES

A. All prices are subject to adjustment on account of specifications, quantities, shipment arrangements or other terms and conditions which are not a part of the original price quotation.

B. Prices are exclusive of all federal, state, municipal or other government excise, sales use, occupational or like taxes, tariffs, customs, duties and importing fees. Prices are consequently subject to increase by the amount of any such tax, tariff, duty or fee which Analog Devices pays or is required to pay or collect upon same or delivery of the products. Any certificate of exemption or similar document or proceeding required to exempt the sale of products from sales or use for liability shall be obtained by Buyer at its expense.

2.      TERMS OF PAYMENT

        Terms are cash upon delivery, except where satisfactory open account credit established in which case terms of payment are net thirty (30) days from the date of invoice. Analog Devices reserves the right at any time to revoke any credit extended to the Buyer for any risk deemed good and sufficient by Analog Devices. Analog Devices will issue invoices on delivery in the case of all products and if delivers are authorized in installments each shipment shall be invoiced and paid when due without regard to other scheduled deliveries. Overdue payments shall be subject to finance charges computed at a periodic rate to the extent permitted by law of 15% per month (18% per year). Amounts owed by the Buyer with respect to which there is no dispute shall be paid without set off for any amounts which the Buyer may claim are owed by Analog Devices and regardless of any other controversies which may exist.

3.      DELIVERY

        A.      All products will be shipped FOB Point of Origin.

        B. Ownership of and risk of loss with respect to the products shall pass to Buyer upon delivery thereof by Analog Devices to Buyer or to a carrier for shipment to Buyer, whichever is earlier, regardless of whether Analog Devices will install or supervise the installment of the products Buyer does hereby grant to Analog Devices a security interest in the products as security for the performance by Buyer of its obligations hereunder.

        C. Products held or stored by Analog Devices for the Buyer shall be at the sole risk of Buyer, and Buyer shall be liable for the expense to Analog Devices of holding or storing products at Buyer's request.

        D. Analog Devices shall make deliveries in installments and shall bill partial shipments as made.

        E. All products will be scheduled for shipment in accordance with Analog Devices applicable shipment sequence and Analog Devices will confirm in writing and amend as appropriate, the shipment schedule. Under no circumstances shall Analog Devices be liable to Buyer for any delay either in shipment or in delivery.

4.      SOURCE INSPECTION

        Source Inspection by Buyer or Buyer's customer must be stipulated in writing at the time of ordering and is subject to reasonable charges and safety and security conditions. Buyer shall have no right of access to Analog Device's plant except as specifically authorized in advance by Analog Devices. Buyer or Buyer's agent shall indemnify and hold Analog Devices harmless from any and all suits, damages and expenses of Buyer, his agent or his customer resulting from personal injury including death or loss or damage of property occurring during or in connection with any visit to Analog Devices' plant.

5.      SHIPMENT

        Unless specific instructions to the contrary are supplied by the Buyer, Analog Devices will select the carrier and ship the products to the Buyer's address indicated on the Buyer's purchase order. Analog Devices will not assume any liability in connection with the shipment nor constitute any carrier as its agent. Buyer shall be responsible for making all claims with carriers, insurers, warehouses and others for non-delivery, loss damage or delay. All claims for damage to the product or shortages must be made within thirty (30) days of shipment.

6.      OFFER/ACCEPTANCE

        Analog Devices offers to sell and deliver the products and services specified hereunder in accordance with the terms and conditions hereof. THIS OFFER EXPRESSLY LIMITS ACCEPTANCE TO THE TERMS HEREOF AND ANY ADDITIONAL OR DIFFERENT TERMS PROPOSED BY THE BUYER ARE HEREBY OBJECTED TO AND REJECTED UNLESS EXPRESSLY ASSENTED TO IN WRITING BY ANALOG DEVICES.

7.      CANCELLATION, RESCHEDULING, RETURNS AND MODIFICATIONS

        Any request for order cancellation, rescheduling, return or modification must be made in writing and such action must be approved in writing by an authorized agent of Analog Devices at its principal office in Massachusetts. Such requests are subject to processing charges as outlined below. Payment of charges applied by Analog Devices as a result of such request shall be made within thirty (30) days of receipt an invoice for charges. Overdue payments shall be subject to finance charges as set forth herein.

7a.     Cancellation Charges

        If the Buyer cancels the delivery of any products, the Buyer shall pay to Analog Devices the cancellation charges as set forth in Table 1 in addition to any charges for unearned discounts (billbacks). For non-standard products built to Buyer's specifications or pursuant to Analog Devices design Buyer shall have no right to cancel or reschedule the delivery of any such non-standard products.

7b.     Rescheduling Charges

        Delivery reschedules requested by Buyer are subject to the charges set forth in Table 1.

The charges listed below relate to standard products:


                                     Table 1


Intervals in Days Between                   Charges Expressed as
Receipt of Notice of                        Percentage of Invoice
Cancellation or Reschedule                  Prices of Standard Products
and Schedule Shipment Date                  Schedule for Delivery
--------------------------                  ---------------------------

           0-30                                       50%
          31-60                                       25%
          61-90                                       20%
       91 and over                                    0%



7c.     Returns

        Buyer shall not return any products for any reason without the prior authorization of Analog Devices and issuance of a Material Return Authorization (MRA) number. This MRA number shall specify the terms and conditions upon which return may be made. Returns made without obtaining prior authorization shall be returned to sender at Buyer's expense.

7d.     Returns for Credit

        Analog Devices, at its option, may accept or reject any request by Buyer to return products for credit If authorization is granted, Buyer shall pay to Analog Devices a restocking fee equal to 35% of the current list price for standard products for each product(s) returned in addition to charges for unearned discounts and any other reasonable charges. Buyer guarantees that any product returned is in original condition and packaging and is free from any liens. Buyer shall not return materials without first obtaining an MRA number as stated herein.

8.      INSTALLATION

        Analog Devices assumes no obligation to install the products or to place them in operation at the Buyer's premises unless specifically agreed in writing by an authorized agent of Analog Devices.

9.      WARRANTY

        Analog Devices warrants that each product will be free of defects in materials and workmanship for the period set forth in its published user manual for its system products and for a period of one (1) year for its component products. The warranty commences on the date the product is shipped by Analog Devices. Analog Devices' sole liability and responsibility under this warranty as to repair or replace any product which is returned to it by Buyer and which Analog Devices determines does not conform to the warranty. Products returned to Analog Devices for warranty service will be shipped to Analog Devices at BUYER's expense and will be returned to BUYER at Analog Devices' expense. In no event shall Analog Devices be responsible under this warranty for any defect with is caused by the negligence, misuse or mistreatment of a product or for any unit which has been altered or modified in any way. The warranty of replacement products shall terminate with the warranty of the product.

10.     WARRANTY DISCLAIMER

        ANALOG DEVICES EXPRESS WARRANTY TO BUYER CONSTITUTES ANALOG DEVICES' SOLE LIABILITY AND THE BUYERS SOLE REMEDY WITH RESPECT TO THE PRODUCTS AND IS IN LIEU OF ALL OTHER WARRANTIES, LIABILITIES AND REMEDIES EXCEPT AS THUS PROVIDED. ANALOG DEVICES DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.     INTELLECTUAL PROPERTY RIGHTS INDEMNITY

        Analog Devices agrees to indemnify and defend Buyer against any claim that a product as delivered infringes United States Patent, United States covenant, United States trademark or other United States intellectual property right provided Analog Devices is promptly advised of any such claim or action and has such control of the defense of any such actions and has sole control of the defense of any such actions and all negotiations for its settlement or compromise. If at any time use of the product is expired or is discontinued because of a settlement, Analog Devices shall have the right but not the obligation at its sole option and expense to enter procedure for Buyer the right to continue using the product, replace or modify the product so that it becomes non-infringing or grant Buyer a credit for the product as depreciated and accept its return. Analog Devices shall not have any liability to BUYER at the infringement of other violation of a third party right as based in any way upon (i) the use of a product in combination with other components, equipment or software not furnished by Analog Devices; (ii) use of a product in performing any process (iii) any product which has been modified or altered (iv) the manner in which the product is used even if Analog Devices has been advised of such use; or (v) Analog Devices compliance with Buyer's design specifications or instructions in no event shall Analog Devices' total liability to Buyer under this section exceed the aggregate sum paid to Analog Devices by Buyer for the products hereunder.

12.     INDEMNIFICATION

        Unless otherwise expressly provided in a writing signed by both parties, Analog Devices does not indemnify, nor does it hold Buyer harmless against any liabilities, losses, charges and expenses including attorneys fees relating to any claims whatsoever, including without limitation claims for personal injuries, death or property damage relating to the products sold hereunder.

13.     SUBSTITUTIONS AND MODIFICATIONS OF SPECIFICATIONS

        Analog Devices assumes the right to make substitutions and modifications in the specifications of any of the products or parts thereof described by Analog Devices provided such substitutions or modifications will not materially affect the performance of such products.

14.     ASSIGNMENT

        This Contract is not assignable by Buyer and any attempt to assign any rights, duties or obligations arising hereunder shall be void.

15.     FORCE MAJEURE FORCE OF NATURE??

        Analog Devices shall not be liable for any loss or damage resulting from any delay in delivery or failure to give notices of delay when such delay is due to any cause or event beyond Analog Devices' control, including without limitation, act of nature, unavailability of supplies or source of energy, riots, wars, fires, strikes, labor difficulties, delays in transportation, delays in delivery or defaults by Analog Devices' vendors or acts or omissions of the Buyer. In the event of delay due to any such causes, time for delivery shall be extended for a period of time equal to the duration of such delay and the Buyer shall not be entitled to refuse delivery or otherwise be relieved of any obligations as a result of the delay. If as a result of any such cause, any scheduled delivery is delayed for a period in excess of one hundred twenty (120) days, Analog Devices or BUYER shall have the right by written notice to the other to cancel the order for the products subject to the delayed delivery without further liability of any kind.

16.     LIMITATIONS OF LIABILITY

        IN NO EVENT SHALL ANALOG DEVICES BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES DUES TO ANY CAUSE WHATSOEVER. NO SUIT OR ACTION SHALL BE BROUGHT AGAINST ANALOG DEVICES MORE THAN ONE YEAR AFTER THE RELATED CAUSE OF ACTION HAS ACCRUED. IN NO EVENT SHALL THE ACCRUED TOTAL LIABILITY OF ANALOG DEVICES FROM ANY LAWSUIT, CLAIM, WARRANTY OR INDEMNITY EXCEED THE AGGREGATE SUM PAID TO ANALOG BY BUYER UNDER THE ORDER THAT GIVES RISE TO SUCH LAWSUIT, CLAIM, WARRANTY OR INDEMNITY.

17.     WAIVERS

        All rights and remedies of Analog Devices hereunder shall be cumulative and may be exercised singularly or concurrently. In the event that either party shall on any occasion fail to perform any term herein and the other party shall not enforce that term, failure to enforce on that occasion shall not prevent enforcement on any other occasion.

18.     GOVERNING LAW

        This Contract is made, governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts without resort to the Commonwealth a conflict of issues statutes. If the products purchased hereunder are purchased by a Buyer residing in a country other than the United States, then the parties agree that the United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from the Contract.

19.     EXPORT

        Buyer certifies that it will not export or re-export the products furnished hereunder unless it complies fully with all laws and regulations of the United States relating to such export or re-export. Including but not limited to applicable U.S. Export Administration rules and regulations.

20.     ENTIRE AGREEMENT AND AMENDMENTS

        The terms and conditions herein constitute the entire Contract between the parties and supersede all previous communications whether oral or written. Any change to the Contract may be made only upon mutual agreement of the parties in writing.

21.     FEDERAL CONTRACT TERMS

        FEDERAL CONTRACT TERMS

        In any Contract entered into with the federal government or in any Contract entered into with any other party which is a subcontractor at any party of one entered into with the federal government (a) only those clauses of the federal acquisition regulations which the regulations themselves manage for a party in Analog Devices position given all relevant limitations including Analog Devices' status as a customer or a subcontractor and the size and type of Contract apply; and (b) Analog Devices retains proprietary rights in all technical data and computer software provided under such Contract. Only limited rights or restricted rights are provided to the federal government under the narrowest provision of these rights that the regulations allow and no rights including rights of audit of Seller's cost or pricing data are provided to any other party including the prime contractor or any higher tier subcontractor.

22.     USE IN LIFE SUPPORT APPLICATIONS

        Products sold by Analog Devices are not designed for use in the support equipment where malfunction of the product can reasonably be expected to result in personal injury or death. Buyer uses or sells such products for use in the support applications at Buyer's own risk, and agrees to indemnify and hold harmless Analog Devices from any and all damages, claims, suits or expense resulting from such use.